CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59417 and 333-59419) of Group 1 Software, Inc. of our reports dated June 12, 2001 relating to the consolidated financial statements and financial statement schedule, which appear in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia June 29, 2001